Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406

UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[**] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED

MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

BITCOIN INVESTMENT TRUST

MARKETING AGENT AGREEMENT

THIS MARKETING AGENT AGREEMENT (this “Agreement”) is made as of July 8, 2016, in regard to and on behalf of the Bitcoin Investment Trust, a Delaware statutory trust (the “Trust” or the “Fund”), by and between Grayscale Investments, LLC, a Delaware limited liability company, as the Fund’s sponsor (the “Sponsor”), and ALPS Portfolio Solutions Distributor, Inc., a Colorado corporation (the “Marketing Agent”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed thereto in the Trust’s Registration Statement on Form S-1 (“Registration Statement”), including as part thereof a prospectus (the “Prospectus”), under the Securities Act of 1933, as amended (the “1933 Act”), which have been heretofore delivered to the Marketing Agent.

W I T N E S S E T H:

WHEREAS, the Sponsor has confidentially submitted with the Securities and Exchange Commission (the “Commission” or “SEC”) the Registration Statement , including as part thereof a Prospectus; and

WHEREAS, the Sponsor wishes to employ the Marketing Agent in connection with the performance of the services listed in Schedule A and additional services as may be agreed from time-to-time.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.    Registration. The Sponsor has furnished or will furnish, upon request, the Marketing Agent with copies of the Trust’s trust agreement, custodian agreements, transfer agency agreement, current prospectus and all forms relating to any plan, program or service offered by the Trust. The Sponsor shall furnish, within a reasonable time period, to the Marketing Agent a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Sponsor shall furnish promptly to the Marketing Agent any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “Registration Statement” and “Prospectus” shall mean any registration statement and prospectus, and any amendments and supplements thereto, that are filed by the Trust with the SEC.

2.    Representations and Warranties of Sponsor. The Sponsor represents and warrants and covenants to the Marketing Agent the following:

(a)    it has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as described in the Registration Statement and the Prospectus and has all requisite power and authority to execute and deliver this Agreement;

(b)    the Fund and the Sponsor are duly qualified and are in good standing in each jurisdiction where the conduct of its business requires such qualification; and

(c)    this Agreement has been duly authorized, executed and delivered by the Sponsor and constitutes the valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms.

3.    Representations and Warranties of the Marketing Agent. The Marketing Agent represents and warrants and covenants to the Sponsor the following:

(a)    it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and is qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires; and has all other necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other Persons, in order to conduct its activities as contemplated by this Agreement. The Marketing Agent will maintain any such registrations, qualifications and membership in good standing and in full force and effect throughout the term of this Agreement. The Marketing Agent will comply in all material respects with all applicable federal laws, including but not limited to, federal securities and commodities laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Conduct Rules of FINRA;

(b)    it (i) has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Colorado, with full power and authority to conduct its business and has all requisite power and authority to execute and deliver this Agreement and (ii) is duly qualified and is in good standing in each jurisdiction where the conduct of its business requires such qualification;

(c)    this Agreement has been duly authorized, executed and delivered by the Marketing Agent and constitutes the valid and binding obligations of the Marketing Agent, enforceable against the Marketing Agent in accordance with its terms; and

(d)    Marketing Agent shall commence one or more of the services set forth on Schedule A on or before the date of effectiveness of the Registration Statement (the “Effective Date”).

4.    Fees and Expenses.

(a)    In consideration of the services to be performed by the Marketing Agent and its affiliates hereunder as set forth on Schedule A attached hereto and as it may be amended from time-to-time, the Sponsor will pay the Marketing Agent the following annual fee (the “Annual Fee”):

Number of Funds	Annual Fee*
First fund	$[**]
Funds 2-5	$[**]
All additional funds	$[**]

*	Subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

Plus

[**]% of the Trust’s annual net assets** up to $499,999,999.99

[**]% of the Trust’s annual net assets** at and between $500,000,000 and $999,999,999.99

[**]% of the Trust’s annual net assets** at and between $1 billion and $1,999,999,999.99

[**]% of the Trust’s annual net assets** at and above $2 billion.

**	For purposes of the fee calculation, the Trust’s annual net assets shall exclude assets held in the Trust as of the Effective Date. The fee calculation will be based on net assets derived by ALPS after the Effective Date, based on the net change of shares outstanding (i.e., current shares outstanding minus shares outstanding on the Effective Date) times the closing price on a daily basis.

The Annual Fee shall be calculated and invoiced monthly commencing on the date on which the shares of the Trust are listed on the NYSE Arca for public trading and payable in monthly installments in arrears. Such fees will be pro-rated for any partial month. All invoices are due and payable upon receipt. Any invoices not paid within thirty (30) days of the invoice date are subject to a [**] percent ([**]%) per month financing charge on any unpaid balance but only to the extent permitted by law.

(b)    Out of Pocket Expenses. In addition to the fees set forth above in Section 4(a), the Sponsor agrees to reimburse Marketing Agent for its reasonable and documented out-of-pocket expenses incurred and advances made by Marketing Agent in performing the Services, including, but specifically not limited to, travel expenses to Board meetings and on-site reviews, applicable FINRA advertising/filing fees; fulfillment costs; customized programming/enhancements and other reasonable and documented out-of-pocket expenses incurred by Marketing Agent in connection with the performance of the Services.

Further, unless otherwise agreed to by the parties hereto in writing, the Marketing Agent shall not be responsible for fees and expenses in connection with (a) filing of any registration statement, printing and the distribution of any prospectus under the 1933 Act and amendments prepared for use in connection with the offering of shares for sale to the public, preparing, setting in type, printing and mailing the prospectus, and any supplements thereto sent to shareholders of the Trust, (b) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of the Trust, and (c) the Blue Sky registration and qualification of shares of the Trust for sale in the various states in which the officers of the Trust shall determine it advisable to qualify such shares of the Trust for sale (including registering the Trust as a broker or dealer or any officer of the Trust or any Trust as agent or salesman in any state).

5.    Use of the Marketing Agent’s Name. Neither the Trust nor the Sponsor, or any of their affiliates, shall use the name of the Marketing Agent, or any of its affiliates, in any prospectus, sales literature and other material relating to the Trust in any manner without the prior written consent of the Marketing Agent (which shall not be unreasonably withheld); provided, however, that the Marketing Agent hereby approves all lawful uses of the names of the Marketing Agent and its affiliates in the Trust’s Registration Statement, Prospectus and all future filings of the Trust with the SEC, and in all other materials which refer to accurate terms to their appointment hereunder or which are required by the SEC, FINRA, OCC or any state securities authority.

6.    Use of the Trust’s Name. Neither the Marketing Agent nor any of its affiliates shall use the name of the Trust in any publicly disseminated materials, including sales literature in any manner without the prior consent of the Sponsor (which shall not be unreasonably withheld); provided, however, that the Sponsor hereby approves all lawful uses of its or the Trust’s names in any required regulatory filings of the Marketing Agent which merely refer in accurate terms to the appointment of the Marketing Agent hereunder or which are required by the SEC, FINRA or any state securities authority.

7.    Indemnification of Marketing Agent. The Sponsor agrees to indemnify, defend and hold harmless the Marketing Agent, its partners, stockholders, members, directors, officers and employees of the foregoing, and the successors and assigns of all of the foregoing, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) (“Losses”) which the Marketing Agent or any such person may incur under the 1933 Act, the 1934 Act, the common law or otherwise, insofar as such Losses arise out of or are based upon:

(a)    any untrue statement of a material fact or alleged untrue statement of a material fact contained in the Registration Statement or in a Prospectus, or arises out of or is based upon any omission of a material fact or alleged omission to state a material fact required to be stated in either such Registration Statement or such Prospectus or necessary to make the statements made therein not misleading, except for any statements provided in writing, directly or indirectly through the Sponsor, by the Marketing Agent to the Sponsor for inclusion in such Registration Statement or such Prospectus or any material omissions therefrom;

(b)    any untrue statement or alleged untrue statement of a material fact or breach by the Sponsor of any representation or warranty contained in this Agreement;

(c)    the failure by the Sponsor to perform when and as required any agreement or covenant contained herein;

(d)    any untrue statement of any material fact contained in any audio or visual materials provided by the Sponsor or based upon written information furnished by or on behalf of the Sponsor including, without limitation, slides, videos, films or tape recordings used in connection with the marketing of the Trust; and

(e)    the Marketing Agent’s performance of its duties under this Agreement except in the case of this clause (e), for any Losses resulting from the gross negligence or willful misconduct of the Marketing Agent in regard to the services described in #2, #3 and #5h of Schedule A (the “Advertising and Sales Literature Services”) and, in regard to all other duties of the Marketing Agent under this Agreement, for any Losses resulting from the negligence or willful misconduct of the Marketing Agent. In no case is the indemnity of the Sponsor in favor of the Marketing Agent deemed to protect the Marketing Agent against any liability to the Sponsor to which the Marketing Agent would otherwise be subject by reason of willful misfeasance, bad faith or negligence (or, gross negligence in regard to the Advertising and Sales Literature Services) in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

If any action, suit or proceeding (each, a “Proceeding”) is brought against the Marketing Agent in respect of which indemnity may be sought against the Sponsor pursuant to the foregoing paragraph, the Marketing Agent shall promptly notify the Sponsor in writing of the institution of such Proceeding and the Sponsor shall assume the defense of such Proceeding, including the employment of counsel of its choice and payment of all reasonable and documented fees and expenses; provided, however, that the omission to so notify the Sponsor shall not relieve the Sponsor from any liability which it may have to the Marketing Agent hereunder except to the extent that it has been materially prejudiced by such failure. The Marketing Agent shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Marketing Agent unless the employment of such counsel shall have been authorized in writing by the Sponsor in connection with the defense of such Proceeding or the Sponsor shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from, additional to or in conflict with those available to the Sponsor (in which case the Sponsor shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Sponsor and paid as incurred (it being understood, however, that the Sponsor shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).

The Sponsor shall not be liable for any settlement of any Proceeding effected without the Sponsor’s written consent, but if settled with the Sponsor’s written consent, the Sponsor agrees to indemnify and hold harmless the Marketing Agent from and against any loss or liability by reason of such settlement, subject to the exceptions provided in Section 7(e) above. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

8.    Indemnification of the Sponsor and the Trust. The Marketing Agent agrees to indemnify, defend and hold harmless the Sponsor and the Trust, their partners, shareholders, members, directors, officers and employees of the foregoing, and the controlling persons of all of the foregoing, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and the successors and assigns of all of the foregoing, from and against any Losses which the Sponsor may incur under the 1933 Act, the 1934 Act, the common law or otherwise, insofar as such Losses arise out of or are based upon any untrue statement of a material fact or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing, directly or indirectly through the Sponsor, by or on behalf of the Marketing Agent to the Sponsor expressly for use in the Registration Statement or in a Prospectus, or arises out of or is based upon any omission of a material fact or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement or such Prospectus or necessary to make such information not misleading.

The Marketing Agent will also indemnify the Sponsor and the Trust as stated above insofar as such Losses arise out of or are based upon the Marketing Agent’s performance of its duties under this Agreement, except in the case of any Losses resulting from the negligence or willful misconduct of the Sponsor or the Trust. In no case is the indemnity of the Marketing Agent in favor of the Sponsor and the Trust to be deemed to protect the Sponsor and the Trust against any liability to the Marketing Agent to which the Sponsor or the Trust would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of the Sponsor’s obligations and duties under this Agreement.

If any Proceeding is brought against the Sponsor or the Trust in respect of which indemnity may be sought against the Marketing Agent pursuant to the first paragraph of this Section 8, the Sponsor shall promptly notify the Marketing Agent in writing of the institution of such Proceeding and the Marketing Agent shall assume the defense of such Proceeding, including the employment of counsel of its choice and payment of all reasonable and documented fees and expenses; provided, however, that the omission to so notify the Marketing Agent shall not relieve the Marketing Agent from any liability hereunder which it may have to the Sponsor except to the extent that it has been materially prejudiced by such failure. The Sponsor and the Trust shall have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Sponsor unless the employment of such counsel shall have been authorized in writing by the Marketing Agent in connection with the defense of such Proceeding or the Marketing Agent shall not have, within a reasonable period of time in light of the circumstances, employed counsel to defend such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to or in conflict with those available to the Marketing Agent (in which case the Marketing Agent shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties, but the Marketing Agent may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Marketing Agent), in any of which events such fees and expenses shall be borne by the Marketing Agent and paid as incurred (it being understood, however, that the Marketing Agent shall not be liable for the expenses of more than one separate counsel in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).

The Marketing Agent shall not be liable for any settlement of any such Proceeding effected without the written consent of the Marketing Agent but if settled with the written consent of the Marketing Agent, the Marketing Agent agrees to indemnify and hold harmless the Sponsor and the Trust from and against any loss or liability by reason of such settlement except insofar as the loss or liability results from the negligence or willful misconduct of the Sponsor or the Trust. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding.

9.    Term. This Agreement shall become effective as of the date set forth in first paragraph of this Agreement and shall continue until two years from such date and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by the Sponsor. This Agreement is terminable without penalty on sixty (60) days’ written notice by the Sponsor or by the Marketing Agent. This Agreement shall automatically terminate in the event of its assignment.

Upon the termination of this Agreement, the Marketing Agent, at the Sponsor’s expense and direction, shall transfer to such successor, as the Sponsor shall specify, all relevant books, records and other data established or maintained by the Marketing Agent under this Agreement. Upon termination by either party to this Agreement, the Sponsor shall pay to the Marketing Agent only those expenses and fees reasonably incurred prior to such termination and any reimbursements of reasonable and documented out-of-pocket expenses actually incurred.

10.    Notice. Any notice required or permitted to be given by any party to the other shall be deemed sufficient if sent by (i) telecopier (fax); (ii) electronic mail with a confirming copy by regular mail; or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

if to the Trust or the Sponsor, at:

Grayscale Investments, LLC

636 Avenue of the Americas, 3rd Floor

New York, New York 10011

Attn: Michael Sonnenshein

if to the Marketing Agent at:

ALPS Portfolio Solutions Distributor, Inc.

1290 Broadway, Suite 1100

Denver, Colorado, 80203

Attn: General Counsel

or such other telecopier (fax) number, electronic mail address or mailing address as may be furnished by one party to the other.

11.    Confidential Information. The Marketing Agent, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust. If the Marketing Agent is requested or required by, but not limited to, depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, the Marketing Agent will provide the Sponsor with prompt written notice of any such request or requirement so that the Sponsor may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then the Marketing Agent may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of the Marketing Agent’s counsel.

12.    Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made in and to be performed in that state.

13.    Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may not be changed, waived, discharged or amended except by written instrument that shall make specific reference to this Agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or amendment is sought. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

The Sponsor shall provide all information to the Marketing Agent necessary for the Marketing Agent to perform its obligations under applicable securities laws and regulations as they relate to the transactions contemplated in this agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this instrument in its name and behalf as of the date and year first above written.

GRAYSCALE INVESTMENTS, LLC

By:	/s/ Simcha Wurtzel
Name: Simcha Wurtzel
Title: VP, Finance

ALPS PORTFOLIO SOLUTIONS DISTRIBUTOR, INC.

By:	/s/ Steven B. Price
Name: Steven B. Price
Title: SVP & Director of Distribution Services

Schedule A

Marketing Agent Services

1)	Review marketing related legal documents and contracts.

2)	Consult with the Sponsor’s marketing staff and on development of FINRA compliant marketing campaigns.

3)	Review and file applicable advertising and sales literature materials with FINRA, per the policies and procedures described in Schedule B.

4)	Maintenance, reproduction and storage of applicable books and records related to the services provided under this Agreement.

5)	Further, Marketing Agent will:

a)	Develop an overall strategic sales and marketing plan with the National Accounts Manager of ALPS, the Fund and the Sponsor.

b)	Supervise sales related activities.

c)	Participate in field sales activities.

d)	Provide a dedicated National Accounts Manager on a full-time basis who will:

i.	Implement a tactical sales strategy.

ii.	Establish home office contacts with targeted broker/dealers.

iii.	Develop product education presentations.

iv.	Conduct product education presentations with fee based financial advisors.

v.	Attend major fee based advisor conferences.

e)	Provide ten shared External Wholesalers who will:

i.	Assist the National Accounts Manager in implementing the tactical sales strategy.

ii.	Establish regional relationships with wire houses and fee based advisors.

iii.	Deliver product education presentations.

iv.	Conduct product education presentations with wire house brokers and fee based financial advisors.

v.	Attend major fee based advisor conferences.

f)	Provide eight shared Internal Wholesalers who will:

i.	Support the National Accounts Manager’s and Wholesaler’s field activities.

ii.	Telemarket to independent financial planners.

iii.	Coordinate conference participation.

iv.	Attend various conferences.

g)	Provide resources from its call center to:

i.	Place outbound follow-up calls on 100% of phone and internet requests for information.

ii.	Transfer “hot” advisor leads to Internal Wholesaler.

iii.	Support a dedicated Fund toll-free line for advisors.

h)	Provide marketing staff to:

i.	Write, design and produce FINRA approved sales and marketing materials.

ii.	Create FINRA approved seminars and product presentations.

iii.	Coordinate advisor specific advertising with the advertising agency.

iv.	Manage marketing budget.

v.	Create and maintain website.

i)	Provide resources from its ETP Order Desk to receive creation/redemption calls and communicate with authorized participants, advisors, the transfer agent and the custodian, as applicable. Review and approve (or deny) creation/redemption orders.

Schedule B

Advertising and Sales Literature Review

1)	Marketing Agent shall provide review of broker-dealer related advertising and sales literature pieces (“marketing pieces”) submitted to Marketing Agent by Sponsor, as well as certain related consultative services.

2)	Marketing Agent’s services are based on the understanding that Sponsor will utilize current systems and expertise owned by Marketing Agent, specifically the AdLit Advertising Review System (“AdLit”), and that Marketing Agent will base its reviews on: (i) the guidelines contained within Marketing Agent’s Sales and Advertising Guide and Marketing Agent’s Written Supervisory Procedures; (ii) rules and guidance issued by FINRA and the SEC related to communications with the public and/or communications to institutional investors, as those terms are defined in FINRA Rules 2210 and 2211 and in various other FINRA and SEC rules and interpretive material; and (iii) Marketing Agent’s submission guidelines with respect to the use of trademarked and/or copyright materials, to the extent applicable. All material submitted to Marketing Agent will be provided by Marketing Agent to Sponsor with comments or approval no later than three business days after receipt in AdLit.

3)	Each marketing piece submitted to Marketing Agent for review will be subject to the following process:

a)	Each piece will undergo review at Marketing Agent by a FINRA-licensed registered principal possessing the required expertise and appropriate license to review the marketing piece submitted to Marketing Agent;

b)	Marketing Agent’s comments shall consist of (i) recommendations for changes that, in the opinion of the Marketing Agent reviewer, will be consistent with the guidelines specified by Marketing Agent in #2 above, or (ii) in the form of an acknowledgement that the submitted material is consistent with such guidelines with no additional changes. In the event of the latter, the item will be approved by the registered principal and filed with the applicable regulatory body if necessary;

c)	Marketing Agent will provide system training and ongoing consulting with respect to advertising review guidelines and rules for each marketing piece submitted via the process described herein;

d)	Marketing Agent will make all required FINRA filings of marketing materials which have been approved by Marketing Agent.